Exhibit 99.1

                  Steelcase Files Universal Shelf Registration

    Business Editors

    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--Oct. 14, 2004--Steelcase Inc. (NYSE:SCS) today announced that it has filed a universal shelf registration statement with the Securities and Exchange Commission
(SEC) that will allow the company to offer various types of securities from time to time in the future. The shelf registration statement includes a primary component of up to $200 million of securities and a secondary component of up to 7.5 million shares of Class A common stock.
    Primary securities that may be offered by Steelcase under the shelf registration statement include debt, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units. The company may also facilitate an offering of secondary shares from time to time on behalf of selling shareholders but will not receive any proceeds from any sale of those shares. Shareholders are not obligated to sell any shares under the registration statement.
    The shelf registration statement is being filed now to give the company added flexibility in managing its capital needs in the future and to facilitate the orderly distribution of Class A common stock by selling shareholders, if the need arises. The company has adequate cash balances and credit availability to fund its current business needs and has no immediate plans for any offering under the shelf registration statement.
    The net proceeds from any sale of securities offered by Steelcase will be used for general corporate purposes, including working capital, capital expenditures, the repurchase of shares of capital stock, including Class A common stock and other securities, acquisitions and the repayment or refinancing of debt. The terms of any offering of securities will be established at the time of sale and will be provided in a supplemental filing with the SEC.
    The registration statement on Form S-3 relating to the securities the company may offer for sale has been filed with the SEC, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.
    This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the company. No sale of these securities will take place in states where such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    About Steelcase Inc.

    Steelcase Inc. is the world's largest designer and manufacturer of products used to create high-performance work environments. Steelcase helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services.


    CONTACT: Steelcase Inc.
             Investor Contact: Raj Mehan, 616-698-4734
             Media Contact: Lisa Kerr, 616-698-4487